Exhibit 99.5

May XX, 2006

Dear Depositors and Friends of Seneca Falls Savings Bank:

We are pleased to announce that Seneca-Cayuga Bancorp, Inc., the holding company for Seneca Falls Savings Bank, is offering shares of its common stock in a subscription offering pursuant to a Stock Issuance Plan.

Because we believe you may be interested in learning more about the merits of Seneca-Cayuga Bancorp, Inc. common stock as an investment, we are sending you the following materials which describe the offering:

PROSPECTUS: This document provides detailed information about Seneca Falls Savings Bank’s operations and the proposed offering of Seneca-Cayuga Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 p.m., New York Time, on June XX, 2006.

As a depositor of Seneca Falls Savings Bank with $50 or more on deposit as of December 31, 2004, March 31, 2006 and/or April 28, 2006, you will have the opportunity to buy common stock directly from Seneca-Cayuga Bancorp, Inc. in the offering without paying a commission or fee. If you have additional questions regarding the stock issuance, please call us at (315) 568-1175, Monday through Friday from 9:00 a.m. to 5:00 p.m., New York Time, or stop by the Stock Information Center located in our lending office at 60 Fall Street, Seneca Falls, New York 13148.

We are pleased to offer you this opportunity to become a stockholder of Seneca-Cayuga Bancorp, Inc.

Best Regards,

Robert E. Kernan, Jr. President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank, Seneca Falls Savings Bank, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

“Dark Blue Sky Letter – for states in which we are not registering to sell securities – ONLY THIS LETTER AND NO OTHER MATERIALS WILL BE MAILED”

[Space for Name and Address]

Dear Depositor:

We are pleased to announce that Seneca-Cayuga Bancorp, Inc., the holding company for Seneca Falls Savings Bank, is offering shares of its common stock in a subscription offering pursuant to its mutual holding company reorganization.

Unfortunately, Seneca-Cayuga Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Seneca-Cayuga Bancorp, Inc.

Should you have any questions, please contact our Stock Information Center at (315) 568-1175, Monday through Friday from 9:00 a.m. to 5:00 p.m. New York Time.

Best Regards,

Robert E. Kernan, Jr. President and Chief Executive Officer

Initial Seneca Falls Savings Bank Website Message to Commence May xx, 2006

Plan of Stock Issuance Information

Seneca-Cayuga Bancorp, Inc., the holding company for Seneca Falls Savings Bank is pleased to announce that materials were mailed on May xx, 2006 regarding its Stock Issuance Plan. If you were a depositor with $50 or more on deposit as of December 31, 2004, March 31, 2006, and/or April 28, 2006, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

Information, including a prospectus, regarding Seneca-Cayuga Bancorp, Inc.’s stock offering is also enclosed. The Subscription Offering has commenced and continues until 12:00 p.m., New York Time, on June XX, 2006, at which time all orders must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering our best estimate at this time for trading of the Seneca-Cayuga Bancorp, Inc. stock (OTC Electronic Bulletin Board – “XXXX”) is late June or early July. As described in the prospectus, it could trade later than anticipated. Upon completion of the stock offering, we will update this website with the results of the offering.

If you have questions regarding the offering, please call our Stock Information Center at (315) 568-1175.

The shares of common stock being offered are not deposits or accounts and are not insured by Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank, Seneca Falls Savings Bank, MHC, the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT STOCK ISSUANCE

The Board of Directors of Seneca-Cayuga Bancorp, Inc. the holding company for Seneca Falls Savings Bank, unanimously approved a Stock Issuance Plan to issue stock to certain Seneca Falls Savings Bank depositors and possibly members of the community.

This brochure answers some of the most frequently asked questions about the stock issuance and about your opportunity to invest in the common stock of Seneca-Cayuga Bancorp, Inc.

Investment in the common stock of Seneca-Cayuga Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, prospective investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHAT EFFECT WILL THE STOCK ISSUANCE HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The stock issuance will have little effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the stock issuance. Contractual obligations of borrowers of Seneca Falls Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL SENECA FALLS SAVINGS BANK’S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE OFFERING?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no impact on his or her standing as a customer of Seneca Falls Savings Bank. The stock issuance will allow depositors of Seneca Falls Savings Bank an opportunity to buy common stock and become stockholders of Seneca-Cayuga Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of Seneca Falls Savings Bank are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Seneca-Cayuga Bancorp, Inc. is offering up to 931,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 20,000 shares. No person, together with associates of, and persons acting in concert with that person, may purchase more than 30,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, Seneca-Cayuga Bancorp, Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 12:00 p.m., New York Time, on June XX, 2006.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order. Interest will be paid by Seneca Falls Savings Bank on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the stock issuance. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Seneca Falls Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the stock issuance. There is no penalty for withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY SENECA FALLS SAVINGS BANK IRA ACCOUNT?

Federal regulations do not permit the purchase of common stock in connection with the conversion from your existing Seneca Falls Savings Bank IRA account. In order to utilize the funds in your Seneca Falls Savings Bank IRA account for the purchase of Seneca-Cayuga Bancorp, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of Seneca-Cayuga Bancorp, Inc. currently intends to consider a policy of paying cash or stock dividends. However, no decision has been made with respect to the payment of dividends.

HOW WILL THE COMMON STOCK BE TRADED?

Seneca-Cayuga Bancorp, Inc.’s stock is expected to trade on the OTC Electronic Bulletin Board. However, no assurance can be given that an active and liquid market will develop. The symbol will not be available until we are cleared to trade.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF SENECA FALLS SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Seneca Falls Savings Bank plan to purchase, in the aggregate, $1,255,000 worth of stock or approximately 15.5% of the common stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the subscription offering.

STOCK INFORMATION CENTER

For additional information you may visit or call our stock information center Monday through Friday from 9:00 a.m. to 5:00 p.m., located in our lending office at 60 Fall Street, Seneca Falls, New York 13418.

(315) 568-1175

QUESTIONS

AND

ANSWERS

Seneca-Cayuga Bancorp, Inc.

Logo as Applicable

Holding Company for

Seneca Falls Savings Bank

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY SENECA-CAYUGA BANCORP, INC., SENECA FALLS SAVINGS BANK, SENECA FALLS SAVINGS BANK MHC, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

To Depositors and Friends

Of Seneca Falls Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Seneca-Cayuga Bancorp, Inc., the holding company for Seneca Falls Savings Bank, in offering shares of its common stock in a subscription offering pursuant to its Stock Issuance Plan.

At the request of Seneca-Cayuga Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Seneca-Cayuga Bancorp, Inc. common stock being offered to customers of Seneca Falls Savings Bank and various other persons until 12:00 p.m., New York Time, on June xx, 2006. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. Seneca-Cayuga Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 60 Fall Street, Seneca Falls, New York, 13148, Monday through Friday from 9:00 a.m. to 5:00 p.m., or feel free to call the Stock Information Center at (315) 568-1175.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

These securities are not savings accounts or deposits and are not insured by Seneca-Cayuga Bancorp, Inc., Seneca Falls Savings Bank, Seneca Falls Savings Bank, MHC, the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.